EXHIBIT 10.21
EXECUTIVE CHAIRMAN OPTION SETTLEMENT AGREEMENT
THIS EXECUTIVE CHAIRMAN OPTION SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of May 5, 2026, by and between Ryan Specialty Holdings, Inc., a Delaware corporation (the “Company”), and Patrick G. Ryan and Shirley W. Ryan, as trustees (collectively, the “Trustee”) of the Ryan Stock Option Trust, dated April 28, 2026 (the “Seller”) controlled by Patrick G. Ryan (the “Trustee”). Each of the Company and the Seller shall be a “Party” and together, the “Parties” for purposes of this Agreement.
RECITALS
WHEREAS, as of the date hereof, the Seller holds 1,800,000 shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Stock”);
WHEREAS, the Company has adopted the Ryan Specialty Holdings, Inc. 2021 Omnibus Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “Plan”), pursuant to which the Company may grant Stock Options and other equity-based awards to Eligible Individuals (as such terms are defined in the Plan);
WHEREAS, on May 5, 2026 (the “Grant Date”), the Company granted Non-Qualified Stock Options (each, an “Executive Chairman Option” and collectively, the “Executive Chairman Options”) under the Plan to certain employees and other service providers of the Company and its Affiliates (each, an “Executive Chairman Optionholder”), all with a common per-share exercise price equal to the Strike Price (as defined below), covering an aggregate of 1,787,446 shares of Class A Stock (the “Total Executive Chairman Option Shares”);
WHEREAS, the Executive Chairman Options vest over a five- (5-) year period and have a maximum term of ten (10) years from the Grant Date, as more fully set forth in the applicable Award Agreements (as defined in the Plan);
WHEREAS, in connection with the grant of the Executive Chairman Options and as a “back-to-back” arrangement, the Seller desires to sell, and the Company desires to purchase, from time to time, shares of Class A Stock from the Seller in an amount equal to the full number of shares underlying each Executive Chairman Option that is exercised, at a purchase price per share of Class A Stock equal to the Strike Price, on the terms and subject to the conditions set forth in this Agreement (each such transaction, a “Repurchase”);
WHEREAS, upon consummation of each Repurchase, the shares of Class A Stock acquired by the Company from the Seller are intended to be cancelled and retired by the Company;
WHEREAS, the board of directors of the Company (the “Board”) and its audit committee have approved this Agreement and the transactions contemplated hereby; and
WHEREAS, it is the intention of the Parties that each Repurchase be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” has the meaning set forth in the Plan.
“Aggregate Exercise Price” means, with respect to any Exercise Event, an amount equal to the Strike Price multiplied by the number of Exercise Shares relating to such Exercise Event.
“Award Agreement” has the meaning set forth in the Plan.
“Board” has the meaning set forth in the Recitals.
“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by law to close.
“Change in Control” has the meaning set forth in the Plan.
“Class A Stock” has the meaning set forth in the Recitals.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Company” has the meaning set forth in the Preamble.
“Delaware Courts” has the meaning set forth in Section 9.4.
“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.
“Eligible Individuals” has the meaning set forth in the Plan.
“Exercise Event” means each exercise of a Executive Chairman Option (in whole or in part) by a Executive Chairman Optionholder in accordance with the Plan and the applicable Award Agreement.
“Exercise Notice” means a written notice delivered by (or on behalf of) the Company to the Seller promptly, and in any event within three (3) Business Days, following the Company’s receipt of a Executive Chairman Optionholder’s notice of exercise of an Executive Chairman Option, substantially in the form attached as Exhibit A hereto.
“Exercise Shares” means, with respect to any Exercise Event, a number of shares of Class A Stock equal to the total number of shares of Class A Stock underlying the portion of the Executive Chairman Option that is exercised by the Executive Chairman Optionholder in such Exercise Event (for the avoidance of doubt, this will be the full number of shares subject to the exercised portion of the Executive Chairman Option, and not the Net Shares).
“Grant Date” has the meaning set forth in the Recitals.
“Indemnified Party” has the meaning set forth in Article VIII.
“Indemnifying Party” has the meaning set forth in Article VIII.
“Liens” means any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of one or more Parties to consummate the transactions contemplated hereby on a timely basis.
“Net Shares” means the shares of Class A Stock delivered to an Executive Chairman Optionholder following an Exercise Event after reduction for shares sold in a Sell-to-Cover Transaction to fund the exercise price payable to the Company by the Executive Chairman Optionholder pursuant to the terms of the Plan and applicable tax withholding obligations.
“Non-Qualified Stock Options” has the meaning set forth in the Plan.
“Plan” has the meaning set forth in the Recitals.
“Repurchase” has the meaning set forth in the Recitals.
“Required Share Reserve” has the meaning set forth in Section 3.1.
“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as may be further amended, restated or otherwise modified from time to time.
“Restricted Shares” has the meaning set forth in Section 3.3(a).
“Seller” has the meaning set forth in the Preamble.
“Sell-to-Cover Transaction” means a transaction in which the Company, through a broker designated by the Company, sells on a mandatory basis on behalf of an exercising Executive Chairman Optionholder a number of shares of Class A Stock sufficient to generate cash proceeds to cover (a) the exercise price payable by the Executive Chairman Optionholder to the Company and (b) the Company’s applicable federal, state and local tax withholding obligations on behalf of the Executive Chairman Optionholder arising from the exercise of the Executive Chairman Option.

“Executive Chairman Option” and “Executive Chairman Options” have the meanings set forth in the Recitals.
“Executive Chairman Optionholder” has the meaning set forth in the Recitals.
“Stock Options” has the meaning set forth in the Plan.
“Strike Price” means $29.66 per share of Class A Stock, which is the common per-share exercise price of all Executive Chairman Options granted on the Grant Date, as determined in accordance with the Plan. The Strike Price shall not be adjusted without the prior written consent of Seller.
“Term” has the meaning set forth in Section 7.1.
“Total Executive Chairman Option Shares” has the meaning set forth in the Recitals.
“Transfer Agent” means Equinity Trust Company, LLC or any successor transfer agent of the Company.
“Trust Agreement” has the meaning set forth in Section 4.1.
“Trustee” means Patrick G. Ryan, or such other trustee of the Seller as may be appointed under the terms of the Trust Agreement.
2.Purchase and Sale of Stock.
2.1Obligation to Sell and Purchase. Subject to the terms and conditions of this Agreement, upon the occurrence of each Exercise Event, the Seller agrees to sell to the Company, and the Company agrees to purchase from the Seller, a number of shares of Class A Stock equal to the Exercise Shares at the Aggregate Exercise Price. For the sake of clarity, the Company is required to purchase, and the Seller is required to sell the Exercise Shares on the terms and conditions set forth herein after each Exercise Event.
2.2Exercise Mechanics. Upon each Exercise Event, the following sequence shall occur:
(a)The Company shall deliver an Exercise Notice to the Seller promptly (and in any event within three (3) Business Days) following the Company’s receipt of valid notice of exercise from the Executive Chairman Optionholder to exercise the Executive Chairman Option in accordance with the terms of the Plan.
(b)The Company, through its designated broker, shall mandatorily execute a Sell-to-Cover Transaction on behalf of the exercising Executive Chairman Optionholder, selling a sufficient number of shares of Class A Stock to fund both the exercise price payable by the Executive Chairman Optionholder to the Company and the Executive Chairman Optionholder’s applicable withholding taxes.

(c)The Company shall deliver to the exercising Executive Chairman Optionholder the Net Shares remaining after the Sell-to-Cover Transaction.
(d)The Company shall deliver to the Seller cash in an amount equal to the Aggregate Exercise Price, by wire transfer of immediately available funds to an account designated by the Seller in writing.
(e)The Seller shall deliver, or cause to be delivered, to the Company (or to the Company’s Transfer Agent, as directed by the Company in the applicable Exercise Notice) the Exercise Shares, free and clear of all Liens (other than Liens imposed by applicable federal and state securities laws and transfer restrictions imposed pursuant to Section 3.3 of this Agreement).
(f)Upon receipt of the Exercise Shares from the Seller, the Company shall promptly cancel and retire all such shares in accordance with Section 243 of the DGCL, and such shares shall resume the status of authorized but unissued shares of Class A Stock.
2.3Closing. The closing of each Repurchase (each, a “Closing”) shall take place on the next 25th day of the month following the date on which the Company delivered an Exercise Notice to the Seller, in accordance with Section 9.18 of this Agreement, or on such other date as the Company and the Seller may mutually agree in writing (the “Closing Date”). At each Closing:
(a)the Company shall pay to the Seller in cash the Aggregate Exercise Price by wire transfer of immediately available funds to such account as the Seller shall have designated in writing; and
(b)the Seller shall deliver, or cause to be delivered, the Exercise Shares to the Company or the Transfer Agent, as directed by the Company in the applicable Exercise Notice, together with any stock powers or other instruments of transfer reasonably requested by the Company or the Transfer Agent.
2.4Limited Obligation. The obligations and exercise mechanics detailed in this Article II shall only apply to an amount of Class A Stock held by the Seller equal to the number of Total Executive Chairman Option Shares corresponding to the Executive Chairman Options granted to the Executive Chairman Optionholders on the Grant Date. Nothing within this Agreement will create, or be construed to create, a Lien of any kind over any additional Class A Stock in excess of the number of Total Executive Chairman Option Shares or any other assets of the Seller.
2.5Executive Chairman Options. The terms of the Executive Chairman Options, including with respect to vesting, exercise and duration, shall not be amended without the prior written consent of the Seller.

3.Seller Covenants.
3.1Covenant to Retain Shares. The Seller covenants and agrees that, at all times during the Term, the Seller shall maintain beneficial ownership of a number of shares of Class A Stock (such number, the “Required Share Reserve”) that is at least equal to the aggregate number of shares of Class A Stock subject to all Executive Chairman Options that are then outstanding and unexercised (whether or not vested) granted on the Grant Date. During the Term, the Seller shall not pledge, hypothecate, encumber or otherwise dispose of an amount of Class A Stock equal to the Required Share Reserve.
3.2Prohibition on Dissolution. The Seller covenants and agrees that, at all times during the Term, the Seller shall not, and shall not permit the Trustee, nor any of its beneficiaries or other authorized persons to take any action to dissolve, wind up, liquidate, or terminate the Seller, whether voluntarily or by consent of the beneficiaries, or to distribute the Seller’s assets in a manner that would render the Seller unable to perform its obligations under this Agreement.
3.3Transfer Restrictions and Legend.
(a)To enforce the covenant set forth in Section 3.1, the Seller hereby authorizes and directs the Company to instruct the Transfer Agent to impose a stop-transfer restriction (or comparable restriction in book-entry form) on a number of shares of Class A Stock held by the Seller in book-entry form at the Transfer Agent equal to the Required Share Reserve (the “Restricted Shares”). The Company shall promptly notify the Transfer Agent of any reduction in the Required Share Reserve resulting from the exercise, expiration, forfeiture, cancellation or other termination of outstanding Executive Chairman Options, and the Transfer Agent shall release the corresponding number of Restricted Shares.
(b)The Seller consents to the notation of such stop-transfer restriction on the books and records of the Transfer Agent and agrees to cooperate with the Company and the Transfer Agent in connection with the imposition and release of such restrictions, including by executing such additional documentation as may be reasonably required.
4.Representations and Warranties of the Seller.
The Seller hereby represents and warrants to the Company that, as of the date hereof and as of each Closing Date:
4.1Organization and Existence. The Seller has been duly created and is validly existing under the laws of Florida pursuant to that certain trust agreement dated as of April 28, 2026 (as amended restated, supplemented, or otherwise modified from time to time, the “Trust Agreement”). The Trust Agreement has not been revoked, terminated, or amended in any manner that would materially impair the validity or existence of the Seller or the authority of the Trustee to act on behalf of the Seller. The Trustee is the duly appointed and currently acting trustee of the Seller and has full right, power, and authority under the Trust Agreement and applicable law to enter into this Agreement and to consummate the transactions contemplated hereby, including the sale, assignment, transfer and delivery of the Exercise Shares to be sold by the Seller hereunder, on behalf of the Seller. All consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement, and for the sale and delivery of the Exercise Shares to be sold by the Seller hereunder, have been obtained and are in full force and effect.
4.2Authorization; Approval; Enforceability. The Seller has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed, and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
4.3Ownership of Shares. The Seller has, and at each Closing Date will have, valid title to the Exercise Shares (and an amount of Class A Stock equal to or greater than the Required Share Reserve), free and clear of all Liens (other than Liens imposed by applicable federal and state securities laws and transfer restrictions imposed pursuant to Section 3.3). The Seller has good and marketable title to the Exercise Shares and the full power and authority to sell, transfer, convey, assign, and deliver to the Company the Exercise Shares, and upon payment by the Company of the Aggregate Exercise Price, the Company shall acquire valid and unencumbered title to the Exercise Shares.
4.4No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of the Seller will (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Seller pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller, including any of the Exercise Shares, is subject, (ii) result in any violation of the provisions of the organizational documents of the Seller or (iii) result in the violation of any law or statute applicable to the Seller or any judgment, writ, injunction, decree, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Seller.
4.5Consents. To the knowledge of the Seller, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the date hereof or the applicable Closing Date).
4.6Litigation. There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby.

4.7Sophistication of the Seller. The Seller (i) is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Exercise Shares, and (iii) has independently and without reliance upon the Company, or any of its Affiliates, officers, directors, employees, or service providers and based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller acknowledges that neither the Company nor any of its Affiliates, officers, directors, employees, or service providers are acting as a fiduciary or financial or investment adviser to the Seller, and has not given the Seller any investment advice, opinion or other information on whether the sale of the Exercise Shares is prudent. The Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the transactions contemplated by this Agreement.
4.8Consideration. The transactions contemplated by this Agreement provide good, valuable, and sufficient consideration for every promise, duty, agreement, obligation, and right contained in this Agreement.
4.9No Reliance. The Seller acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.
5.Representations and Warranties of the Company.
The Company hereby represents and warrants to the Seller that, as of the date hereof and as of each Closing Date:
5.1Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All consents, approvals, authorizations, and orders necessary for the execution and delivery by the Company of this Agreement, and for the purchase of the Exercise Shares by the Company hereunder, have been obtained and are in full force and effect.
5.2Authorization; Approval; Enforceability. The Company has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
5.3No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Company will (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Restated Certificate, the bylaws or similar organizational documents of the Company or (iii) result in the violation of any law or statute applicable to the Company or any of its subsidiaries or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries.
5.4No Consent. To the knowledge of the Company, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the date hereof or the applicable Closing Date).
5.5Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby.
5.6Solvency. Both immediately prior to and after giving effect to each Repurchase, (i) the Company and its Affiliates, taken as a whole, shall be able to pay their respective debts as they become due, own property which has a fair saleable value greater than the amounts required to pay their respective debts, and not have unreasonably small capital and (ii) the fair value and present fair saleable value of the Company’s assets exceed its total liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities) by an amount that exceeds the Company’s statutory capital. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Affiliates.
5.7Cancellation and Retirement. The Company represents and covenants that, upon receipt of Exercise Shares at each Closing, the Company will promptly cancel and retire such shares in accordance with Section 243 of the DGCL.
5.8Plan Compliance. The Executive Chairman Options have been duly granted, as of the Grant Date, under the Plan in compliance with the terms thereof and all applicable laws. The Plan has been duly adopted by the Board and approved by the stockholders of the Company as required by applicable law.
5.9No Brokers. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or otherwise obligated, other than fees and commissions payable to the Company’s designated broker in connection with the Sell-

to-Cover Transactions, which shall be the sole responsibility of the applicable Executive Chairman Optionholder or the Company, if necessary.
5.10Consideration. The transactions contemplated by this Agreement provide good, valuable, and sufficient consideration for every promise, duty, agreement, obligation, and right contained in this Agreement.
5.11No Reliance. The Company acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Seller, whether any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Company in this Agreement.
5.12Section 16 Matters. This Agreement, including the Repurchases contemplated hereby, has been approved by the Board of Directors of the Company (or a committee thereof) in accordance with the requirements of Rule 16b-3(e) promulgated under the Securities Exchange Act of 1934, as amended, in order to exempt the Repurchases from Section 16(b) of such Act.
6.Conditions to Each Closing.
6.1Conditions to the Company’s Obligations. The obligation of the Company to purchase the Exercise Shares at each Closing shall be subject to the satisfaction (or waiver by the Company) of the following conditions:
(a)An Exercise Event shall have occurred, and the Company shall have received valid notice of exercise from the applicable Executive Chairman Optionholder to exercise the Executive Chairman Option in accordance with the Plan and the applicable Award Agreement.
(b)The Seller is validly existing under the laws of Florida and the Trust Agreement has not been revoked, terminated, or amended in any manner that materially impairs the validity or existence of the Seller or the authority of the Trustee to act on behalf of the Seller. The Trustee is the duly appointed and currently acting trustee of the Seller and has full power, authority, and legal capacity under the Trust Agreement and applicable law to consummate the sale, assignment, transfer, and delivery of the Exercise Shares, on behalf of the Seller.
(c)The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Seller as of the Closing Date.
(d)The Exercise Shares to be delivered at such Closing shall be free and clear of all Liens (other than Liens imposed by applicable federal and state securities laws and restrictions imposed pursuant to Section 3.3).

(e)No order, injunction, decree or judgment of any court or governmental authority of competent jurisdiction shall be in effect that would prevent or prohibit the consummation of such Repurchase.
(f)Such Repurchase shall not result in a violation of the DGCL or any other applicable laws, statutes, or regulations.
6.2Conditions to the Seller’s Obligations. The obligation of the Seller to sell the Exercise Shares at each Closing shall be subject to the satisfaction (or waiver by the Seller) of the following conditions:
(a)An Exercise Event shall have occurred, and the Company shall have delivered an Exercise Notice to the Seller in accordance with Section 2.2(a).
(b)The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to consummate the purchase of the Exercise Shares from the Seller.
(c)The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Company as of the Closing Date.
(d)The Company shall be prepared to pay the Aggregate Exercise Price to the Seller in immediately available funds at the Closing.
(e)No order, injunction, decree or judgment of any court or governmental authority of competent jurisdiction shall be in effect that would prevent or prohibit the consummation of such Repurchase.
7.Term and Termination.
7.1Term. This Agreement shall become effective on the date hereof and shall remain in full force and effect until the date that is thirty-five (35) days after the tenth (10th) anniversary of the Grant Date (the “Term”), unless earlier terminated in accordance with this Article VII, or otherwise modified by the mutual written consent of both Parties.
7.2Early Termination. This Agreement shall terminate automatically prior to the expiration of the Term upon the earliest to occur of the following:
(a)the date on which all Executive Chairman Options have been exercised in full and the corresponding Repurchases have been consummated and settled in accordance with this Agreement;
(b)the date on which all Executive Chairman Options have expired, been forfeited, cancelled or otherwise terminated without exercise, such that no further Exercise Events may occur;
(c)the mutual written consent of the Company and the Seller; or

(d)the consummation of a merger or consolidation of the Company or an Affiliate with any other entity that constitutes a Change in Control.
7.3Effect of Termination. Upon termination of this Agreement pursuant to Section 7.1 or 7.2:
(a)all transfer restrictions imposed pursuant to Section 3.3 shall be released, and the Company shall promptly instruct the Transfer Agent to remove all stop-transfer restrictions on the Restricted Shares;
(b)neither Party shall have any further obligation under this Agreement, except that (i) Article IV and Article V (to the extent relating to any Closing that has occurred prior to termination), Article VIII and Article IX shall survive such termination, and (ii) each Party shall remain liable for any breach of this Agreement occurring prior to such termination; and
(c)for the avoidance of doubt, the termination of this Agreement shall not affect the rights or obligations of the Executive Chairman Optionholders under the Plan or their respective Award Agreements.
8.Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its affiliates and their respective representatives (the “Indemnified Party”) from and against any and all costs, expenses (including reasonable attorney’s fees), judgments, fines, and losses incurred or sustained by, or imposed upon the Indemnified Party based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of the Indemnifying Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Indemnifying Party pursuant to this Agreement; and (ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Indemnifying Party pursuant to this Agreement.
9.Miscellaneous.
9.1Tax Obligations. Each Party shall be solely responsible for paying any and all taxes and any tax-related penalties, fines, and interest related to sale of the Exercise Shares pursuant to this Agreement that the respective Party is responsible for under the law.
9.2Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein express or implied shall confer or shall be construed to confer any legal or equitable rights or remedies to any person other than the Parties to this Agreement and such successors and permitted assigns. For the avoidance of doubt, no Executive Chairman Optionholder shall be a third-party beneficiary of this Agreement.

9.3Governing Law. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
9.4Submission to Jurisdiction. Each of the Parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connections with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 9.18 hereof. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law.
9.5Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.6Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically executed and/or transmitted signature pages shall be accepted as originals for all purposes hereof.
9.7Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
9.8Finder’s Fee. The Seller represents that it neither is nor will be obligated for any finders’ fee or commission in connection with the transactions contemplated by this Agreement. The Company represents that it neither is nor will be obligated for any finders’

fee or commission in connection with the transactions contemplated by this Agreement, other than fees and commissions payable to the Company’s designated broker in connection with Sell-to-Cover Transactions. Each Party agrees to indemnify and hold harmless the other Party from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Party or any of its directors, stockholders, trustees, employees or representatives is responsible.
9.9Amendment and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Seller. Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
9.10Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
9.11Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including each Closing. Notwithstanding any knowledge of facts determined or determinable by any Party by investigation, each Party shall have the right to fully rely on the representations, warranties and covenants of the other Party contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty and covenant of the Parties contained in this Agreement is independent of each other representation, warranty and covenant. Except as expressly set forth in this Agreement, no Party has made any representation, warranty or covenant.
9.12Entire Agreement. This Agreement, together with the Plan and the applicable Award Agreements, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.
9.13Expenses. Irrespective of whether any Closing is effected, each of the Company and the Seller shall pay all costs and expenses that such Party incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated thereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
9.14Specific Performance. The Parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other Party irreparable harm, and that either Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
9.15Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
9.16Mutuality of Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
9.17Publicity. Each of the Parties agrees that it shall not, and that it shall cause its affiliates and representatives not to, publish, release or file any press release or other public statement or announcement relating to the transactions contemplated by this Agreement before consulting with the other Party and providing such other Party with reasonable opportunity to review and comment on such public statement or announcement, except as may be required by applicable law or the rules of any securities exchange on which the Company’s securities are listed.
9.18Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (c) on the date of delivery if delivered by hand, in each case to the intended recipient as set forth below:
If to the Company:
Ryan Specialty Holdings, Inc.
155 North Wacker Drive
Suite 4000
Chicago, IL 60606
Attention:     General Counsel
Email:         GeneralCounsel@RyanSG.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 W Wolf Point Plaza
Chicago, IL 60654
Attention:    Robert Hayward, P.C.
Robert Goedert, P.C.
Email:        robert.hayward@kirkland.com
robert.goedert@kirkland.com

If to the Seller:
Ryan Stock Option Trust
c/o Patrick G. Ryan
Ryan Enterprises Group, LLC
150 N. Michigan Ave., Ste 2100
Chicago, IL  60601
Attention: Mary Ignell
Email:     mary@ryaneg.com

with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP
444 West Lake Street
Chicago, IL 60606
Attention:     Neil T. Kawashima
Email:        nkawashima@mcdermottlaw.com
Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 9.18.
9.19Pre-Closing Rights. Nothing contained in this Agreement shall in any way alter, limit or impair or be interpreted to alter, limit or impair the rights, privileges or obligations of the Seller with respect to the Seller’s ownership of shares of Class A Stock prior to any Closing; including the right of the Seller to receive any dividends payable on such shares or vote such shares with respect to any matters submitted for a stockholder vote, in each case subject to the transfer restrictions set forth in Section 3.3.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
THE COMPANY:
RYAN SPECIALTY HOLDINGS, INC.
By: /s/ Timothy W. Turner
Name: Timothy W. Turner
Title: Chief Executive Officer

THE SELLER:
RYAN STOCK OPTION TRUST

By: /s/ Patrick G. Ryan
Name: Patrick G. Ryan
Title: Trustee

[Signature Page to Stock Repurchase Agreement]

EXHIBIT A
FORM OF EXERCISE NOTICE
Date: [Date]
To: [Name and Address of the Ryan Trust]
Reference is made to that certain Executive Chairman Option Settlement Agreement, dated as of May 5, 2026 (the “Agreement”), by and between Ryan Specialty Holdings, Inc. (the “Company”) and Patrick G. Ryan and Shirley W. Ryan as trustees of the Ryan Stock Option Trust, dated April 28, 2026 (the “Seller”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.
This Exercise Notice is delivered pursuant to Section 2.2(a) of the Agreement to notify the Seller of the following Exercise Event:

Item	Detail
Date of Exercise:	[Date]
Number of Exercise Shares:	[●] shares of Class A Stock
Aggregate Exercise Price:	$[●]
Closing Date:	[●] (determined in accordance with Section 2.3 of the Agreement)
Wire Transfer Instructions:	[As previously designated / attached hereto]

The Seller is hereby requested to deliver the Exercise Shares to the Company’s Transfer Agent in accordance with Section 2.3(b) of the Agreement, together with any required stock powers or instruments of transfer, on or prior to the Closing Date.
RYAN SPECIALTY HOLDINGS, INC.
By: ___________________________ Name:
Title: